Exhibit 5

[Blank Rome letterhead]

May 26, 2016

ICAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, New Hampshire 03062

Ladies and Gentlemen:

You have requested our opinion with respect to the offering by you, iCAD, Inc., a Delaware corporation (the “Company”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), of up to 1,700,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable pursuant to awards (“Plan Awards”) available for grant under the iCAD, Inc. 2016 Stock Incentive Plan (the “Plan”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

We have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deemed necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon representations of officers of the Company.

In rendering this opinion, we have assumed that (i) the Shares will be issued in accordance with the terms and conditions of the Plan and the Plan Awards, (ii) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of the Company’s common stock to accommodate the issuance of the Shares, and (iii) the per share consideration received by the Company in exchange for the issuance of any Shares shall not be less than the par value per share of the Company’s common stock.

This opinion is limited to the laws of the State of Delaware. In rendering this opinion, we have assumed compliance with all other laws, including federal laws and state securities laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold, paid for and issued as contemplated by the terms of the Plan and the Plan Awards, will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters stated herein.

iCAD, Inc.

May 26, 2016

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP